Exhibit 99.1

May 27, 2020

Management and support staff (MSS) team:

Since the start of this pandemic, each day has brought a new challenge. Our team has tackled every obstacle with incredible tenacity while staying true to our mission to care for people on life’s journey. While navigating this pandemic, we are committed to three goals:

1.	Ensuring adequate cash to weather the downturn;

2.	Reducing our cash burn by removing as much expense as possible; and

3.	Restoring confidence in air travel.

Although our pre-pandemic liquidity, the significant financial assistance provided by the government, and the cash we’ve raised in the capital markets provide a foundation for stability, we need to reduce our cost structure, including our most significant expense - the cost of compensation and benefits. And we must plan for operating a smaller airline for the foreseeable future.

We have already taken steps to prepare for this new reality, with nearly 39,000 team members electing to take a voluntary leave or early retirement. Fleet retirement accelerations are underway, and we will fly roughly 100 fewer aircraft next summer - mostly widebodies - than we had originally planned. Additionally, running a smaller airline means we will need a management and support staff team that is roughly 30% leaner.

A more efficient leadership team begins at the top, and we are restructuring all levels around key future leaders and functions, beginning with our officer team. We will announce a reorganized officer team soon, and those leaders will be restructuring at the next levels shortly thereafter.

In addition to the plans to reduce our MSS team by 30%, we are also announcing other cost-saving measures. These include:

•	Suspending the 2020 MSS merit program;

•	Requiring MSS to take 50% of their vacation by Sept. 30 and suspending the vacation rollover policy so that no unused vacation days roll into 2021; and

•	Canceling the 2020 L5 and above short-term incentive plan, which was scheduled to pay a portion of the target as a result of meeting operational metrics.

As part of creating a more efficient management structure, we are opening a new voluntary early out program for MSS team members. Details can be found on Jetnet here, and the window to volunteer will remain open through the end of the day on June 10.

Once volunteers are known, leaders will then finalize the remainder of their go-forward MSS teams. If there are not enough early out volunteers, we will have to take the difficult step of involuntary separations. Those decisions will be communicated in July, though impacted team members will remain on payroll through Sept. 30, 2020, and will receive full pay and benefits through the expiration of the CARES Act Payroll Support Program. While no severance will be paid, in addition to full pay through September, we will also provide these team members with one year of D2R travel status as well as access to COBRA health coverage for 18 months. We offer this transparency and timing so those who may be impacted can make the best decision for themselves.

Once we ensure we have the right size and structure in place for our MSS team, we can begin the work for our frontline team, recognizing that we will be a smaller airline, with fewer routes and fewer flights. While we are still working through the details of our future schedule, we plan to open a new voluntary leave and early out program for frontline team members in June. We will have additional details on these programs in the coming weeks. As we have previously stated, our preferred outcome is to properly size our frontline team for the future without having to implement involuntary furloughs. This is a goal, though, not a commitment, and a stretch goal at that. We will be working with our unions in the weeks and months ahead in hopes of developing programs to facilitate that goal.

In difficult times it is even more important that we stay true to our purpose of caring for people on life’s journey, even when that journey is a very difficult one. There is no doubt this is going to be a painful time for all, especially for our departing colleagues, who have given American Airlines their all and are leaving through no fault of their own. They deserve our respect and gratitude. Most of all, they are owed our renewed commitment and our collective effort to return American to profitability and growth as quickly as possible.

Thank you,

Elise Eberwein